Exhibit 21.1

LIST
OF REGISTRANT’S SUBSIDIARIES

Percentage Owned By ViewSonic Corporation	Country of Organization

ViewSonic China, Ltd.	Shanghai
100%

ViewSonic Singapore PTE, Ltd.	Singapore
100%

ViewSonic Hong Kong, Ltd.	Hong Kong
99%

ViewSonic Cayman Islands, Ltd.	Cayman Islands
100%

ViewSonic Japan K.K.	Japan
100%

ViewSonic International Corporation	Taiwan R.O.C.
99.99996%

ViewSonic Technology GmbH	Germany
100%

ViewSonic SARL	France
100%

ViewSonic Europe, Ltd.	United Kingdom
100%

VisionBank Corporation	Taiwan R.O.C.
58.11%

ViewAire Corporation	California
100%

Advanced Digital Optics, Inc.	California
68.55%

ViewSonic Corporation (Australia) PTY, Ltd.	Australia
100%

VSVB Corporation	California
100%

ViewSonic Technologies (India) Pte Ltd	India
100%

ViewSonic Software & Technology (Shian-Hai) Ltd. Company	China
100%